Partnership of:
Vancouver South Surrey Port Coquitlam	Robert J. Burkhart Inc. Reginald J. LaBonte Ltd. Hardy Baxter Inc. Peter J. Donaldson Inc. Wilfred A. Jacobson Inc. Fraser G. Ross Ltd.	James F. Carr-Hilton Ltd. Robert J. Matheson Inc. Michael K. Braun Inc. Brian A. Shaw Inc.	Alvin F. Dale Ltd Rakesh I. Patel Inc. Rick Carabetta Inc. Anthony L. Soda Inc.

January 18, 2007

Securities and Exchange Commission
450 Fifth Street. N.W.
Washington, D.C 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 18, 2007 of Georgia Exploration Inc. (File Ref. no.: 000-52309)(the "Company") and:

a)	We are in agreement with the statements made in paragraphs one and two.

b)	We have no basis to agree or disagree with the statements made in paragraphs three and four.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton Labonte LLP
“DMCL” Chartered Accountants

A member of MGI INTERNATIONAL, A WORLDWIDE NETWORK OF INDEPENDENT ACCOUNTANTS AND BUSINESS ADVISORS
Vancouver	Suite 1500 - 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 * Fax: 604 689 2778 - Main Reception
South Surrey	Suite 301 - 1656 Martin Drive, White Rock, B.C., Canada V4A 6E7, Tel: 604 531 1154 * Fax: 604 538 2613
Port Coquitlam	P.O. Box 217, Suite 700, 2755 Lougheed Highway, Port Coqitlam, B.C., Canada V3C 3V7, Tel: 604 941 8266 * Fax: 604 941 0971